EXHIBIT 10 (18)

VIA OVERNIGHT MAIL

PERSONAL AND CONFIDENTIAL

October 4, 2001

Mr. David A. Almeida

113 Quarry Village

Cheshire, CT 06410

RE: Offer of Employment

Dear Dave:

To follow up on our earlier discussions, I am delighted to confirm our offer and your acceptance of the corporate officer positions of Vice President Finance & Administration, Chief Financial Officer and Treasurer. In this challenging role, you will report to me in my role as President and Chief Operating Officer, and have responsibility for directing the management of all corporate finance functions including SEC and other outside reporting, internal financial reporting and analysis, treasury borrowing and investments and financial planning and analysis. In addition, you will be responsible for directing and controlling the organization’s financial plans and policies, and accounting practices. You will also be integrally involved with our relationships with lending institutions, outside auditors, shareholders and the investment community. Finally as we have discussed we recently expanded this role to include responsibility for providing direction and oversight for corporate human resources and Information Technologies activities. In order for you to have an adequate amount of time to transition from your current responsibilities we have agreed upon November 14, 2001 as your start date.

Your base salary will be $15,416.66 (gross) per month, which is payable bi-weekly. You will also be eligible for inclusion in two of Axsys Technologies incentive compensation plans. As we have discussed, Our Shared Vision is to become the number one or number two supplier in each of our market segments within three to five years. To achieve this vision requires each of us to put forward all of our energies in a very focused manner. Our Shared Vision is all about growth. Growth energizes organizations and it is for this reason that we have refocused our incentive plans to be team-based and growth-oriented.

As a corporate officer, you will be eligible to participate in the Axsys’ Executive Leadership Team Incentive Plan that provides leaders within our company the opportunity to earn a bonus based on the achievement of certain financial (50% of the payout) and individual objectives (50% of the payout) that will be established at the beginning of the calendar year. Your target bonus beginning in 2002 will be 50% of your annual base salary. That said, I do want to point out that the plan does provide for a payout of up to 65% of your base salary for results that significantly exceed the plan.

In addition to Axsys’ Executive Leadership Team Incentive Plan, you will also be eligible for participation in the Axsys Technologies Long-term Growth Incentive Plan. This plan begins paying out once the corporation in total reaches a predetermined year-over-year sales growth (15% in 2000, 20% in 2001). The payout is computed such that the percentage of sales growth equals the percentage of base salary to be paid with no cap. I will be happy to discuss the details of both incentive programs with you in more detail at your convenience.

In terms of benefits, you will be eligible to participate in the full range of Axsys Technologies benefit programs, which provide medical, dental, life and disability insurance, thirty days after your start date.  As a corporate officer you are also a participant in our Executive Health Physicals program and our executive health and dental overrides programs. We will be happy to discuss our comprehensive benefit plans with you at your convenience.  In the meantime, I have attached a benefits summary for your review. You can participate in the Company’s retirement savings plan through Fidelity Investments after six months of service. If you choose to join this plan, Axsys will match, dollar for dollar, the first 3% of your eligible compensation. After that, Axsys matches the next 2% of your eligible compensation at fifty cents on the dollar. You will also be eligible for three weeks of paid vacation per calendar year.

As I mentioned to you, I will recommend to the Axsys Board of Directors that you be awarded a stock option grant of 25,000 shares of Axsys common stock. The option price will be determined by the market value of the stock on the date the option is granted, which will be your start date. As you may know, the Axsys stock option plan vests in equal installments at the rate of 20% per year, and would be fully vested after five (5) years of consecutive employment.

With respect to severance benefits, for termination “without cause” you would receive six (6) months continuation of salary at your then base rate plus benefits. In case of termination due to a “change in control”, if terminated during the twelve (12) months following a change in control you would receive twelve (12) months continuation of salary at your then base rate plus benefits. David, we have made this offer with every intention of having you join us on November 14, 2001. If for any reason we are unable to bring you on board we will honor this severance clause as if you had joined the Company.

This offer is contingent upon your signing the “Employment Matters” agreement prior to your start date (See attached, Exhibit A). This letter covers such matters as proprietary information and confidentiality. If you have any questions about the material covered in Exhibit A, please do not hesitate to contact me.

I believe this covers the points that we discussed. Please sign and date this letter indicating that you understand and accept the terms covered herein, and send it to me as soon as possible. It should be understood that this letter merely confirms our understanding and does not constitute an employee contract (i.e., either one of us can terminate employment at will, with or without cause) or a guarantee of employment for any length of time. Further, this offer of employment supersedes any prior or subsequent oral representation that might be made. Finally, if you have any questions about the terms covered herein, please contact me immediately.

In conclusion, on behalf of the entire Axsys Leadership Team, I truly look forward to working with you as we continue to strengthen our team and grow our exciting business. In this regard, I am confident that your contributions will continue to have a very positive impact on Axsys Technologies as we reach for new heights.

Best regards,

/s/: Mark J. Bonney

Mark J. Bonney
President & Chief Operating Officer

Attachments: Benefits Summary

(Exhibit A – Employment Matters Agreement)

cc: Stephen W. Bershad

Understood and Accepted:

/s/: David Almeida	October 11, 2001

David Almeida	Date

Exhibit A

Employment Matters Agreement

Axsys Technologies, Inc.

In consideration of my employment with Axsys Technologies, Inc. (Axsys), I hereby agree with Axsys as follows:

1.               Proprietary Information. I agree that all copyrights, trade secrets, client lists, business methods, computer programs, computer databases, financial and cost data, Axsys client technical or proprietary information (collectively “Proprietary Information”) conceived of or developed by me in the course of my employment with Axsys, or through the use of equipment, pre-existing Proprietary Information or other resources belonging to Axsys, shall be the property of Axsys. I further agree from time to time upon the request of Axsys to assist in the preparation of and to execute such patent and other applications, registrations, assignments and other instruments and documents which may be necessary or appropriate to vest in Axsys the full ownership of such Proprietary Information and to assure Axsys the benefit of the same.

2.               Confidentiality. I recognize that all of Axsys’ Proprietary Information, whether developed by me or made available to me, other than information that is generally known to the public, is a unique asset of Axsys’ business that is of a confidential nature, the disclosure of which would be damaging to Axsys. I also recognize that Axsys is often provided access to confidential information of persons doing business with Axsys, the disclosure of which would be damaging to such other persons and to Axsys. I will not at any time during or after my employment with Axsys, directly or indirectly, disclose to any persons any confidential information of Axsys or any client or former client of Axsys, other than information which is already known to the public, except as may be required in the ordinary course of business of Axsys. I further agree to be bound by the provisions of any confidentiality or similar agreement with any other person to which Axsys is a party of which I am given notice.

I understand as part of the consideration for the offer of employment extended to me by Axsys and of my employment or continued employment by Axsys, that I have not brought and will not bring with me to Axsys or use in the performance of my responsibilities at Axsys materials or documents of a former employer which are not generally available unless I have obtained written authorization from the former employer for their possession and use. I also understand that, in my employment with Axsys, I am not to breach any obligation of confidentiality or duty that I have to former employers, and I agree that I shall fulfill all such obligations during my employment with Axsys.

Promptly upon the termination of my employment with Axsys for any reason, and at any other time upon request of Axsys, I agree to return to Axsys any and all documents, memoranda, drawings, notes customer lists, mailing lists, computer programs and listings, computer databases and other papers and items embodying any confidential information of Axsys or any client or former client of Axsys which are in my possession of control, all of which materials will be the property of Axsys.

Signature: /s/:	David A. Almeida	For Axsys By:	/s/: Mark J. Bonney
Print Name:	David A. Almeida	Name:	Mark J. Bonney
Date:	October 11, 2001	Title:	President & Chief Operating Officer
		Date:	October 11, 2001